Exhibit 10.1

JOINT VENTURE DEAL MEMO

This joint venture deal memo (“Agreement”) is entered into as of July 31, 2022 by and between Clubhouse Media Group, Inc. (“Clubhouse”) and Alden Henri Reiman (“Reiman”). Clubhouse and Reiman are collectively described herein as the “Parties” or individually as a “Party.”

WHEREAS, Reiman is in the business of obtaining brand and sponsorship deals for celebrities, social media influencers, and content creators;

WHEREAS, Clubhouse is in the business of managing and representing social media influencers and content creators and promoting brands in the social influencer space;

WHEREAS, Clubhouse engaged Reiman as a consultant pursuant to a consultant agreement between the Parties dated as of August 20, 2021 (the “Consulting Agreement”);

WHEREAS, the Parties have executed two written amendments to the Consulting Agreement: the first dated as of February 28, 2022 (the “First Amendment”) and the second dated as of April 11, 2022 (the “Second Amendment”);

WHEREAS, the Parties wish to enter into a more permanent joint venture arrangement, which will involve the creation of a new entity, under the name “The Reiman Agency” (the “Agency”), that the Parties will own jointly (with Clubhouse owning 51% and Reiman owning 49%), and Clubhouse seeks to engage Reiman as the President of the Agency;

WHEREAS, each Party agrees to use its best efforts to achieve the mutual objectives of the Parties as memorialized in this Agreement;

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and commitments set forth herein, the Parties hereto agree as follows:

1.	Forming the Entity.

a.	Form/Jurisdiction. The Parties shall mutually determine the type of company (e.g., limited liability company, corporation, etc.) for the Agency and the jurisdiction in which the Agency will initially be filed it being understood that Clubhouse’s decision shall be final.

b.	Operating Agreement/Bylaws. Upon determining the form and jurisdiction for the Agency, the Parties agree to promptly draft an operating agreement or the bylaws, as applicable, for the Agency (the “Governing Document”). The Governing Document shall include the following basic terms:

i.	Ownership. Clubhouse shall own Fifty-One Percent (51%), and Reiman shall own Forty-Nine Percent (49%), of the shares of stock or membership units, as applicable, of the Agency (“Ownership Interest”). The Parties’ respective Ownership Interests shall be non-transferrable, and the Agency shall not issue additional Ownership Interests, unless the Parties mutually consent in each instance.

ii.	Management/Control. Reiman shall generally be in charge of the day-to-day operations of the Agency but shall consult with Clubhouse on a regular basis and regularly update Clubhouse on the status of deals and the operations of the business, provided, however, that the final approval with respect to all material business decisions, other than hiring and firing and Agency buildup subject to Clubhouse’s final approval of all financial and business matters respecting same, shall rest with Clubhouse. Clubhouse shall not exercise its approval rights in an arbitrary or capricious manner.

iii.	Expenses/Office: In the event Reiman determines that office space is required to properly carry on the business of the Agency, Reiman shall have the authority to lease a reasonable office space on behalf of the Agency, subject to Clubhouse’s prior review and approval of the lease, it being understood that Clubhouse agrees to approve up to $200,000 USD per year in total office expenses. Reasonable, actual, out of pocket expenses incurred directly in connection with the Agency shall be reimbursed, but large expenses in excess of $400 USD must be pre-approved by Clubhouse before being incurred.

c.	Intellectual Property/Website. All intellectual property rights owned by, controlled by, or associated with “The Reiman Agency,” or Reiman including, without limitation, the website (http://thereimanagency.com/) and all elements thereof, the logo, any copyrights, any trademarks, any patents, and any other tangible or intangible property or rights shall be assigned to the Agency upon its organization.

2.	Reiman’s Engagement. Reiman shall be engaged as the President of the Agency, and the employment agreement for Reiman’s services as President (“Executive Employment Agreement”) shall include but not be limited to the following key terms:

a.	Term. The Executive Employment Agreement shall be for a period of two (2) years (the “Initial Term”). At the end of the Initial Term, and on every two (2) year anniversary thereafter, the Executive Employment Agreement shall automatically renew for an additional two (2) year period (each, a “Renewal Term”) until the Initial Term and Renewal Terms (collectively, the “Term”) total an aggregate of six (6) years. Nevertheless, the Parties shall negotiate in good faith new terms at least sixty (60) days prior to the end of the Initial Term and each Renewal Term, if applicable.

b.	Base Salary/Signing Bonus. Reiman shall receive a base salary of Thirty-Seven Thousand Five Hundred US Dollars ($37,500 USD) per month (“Base Salary”) payable on a weekly basis in equal weekly installments (i.e., $8,653.85 USD) in accordance with the Company’s payroll policies for the Initial Term, provided, however, that if within the three (3) month period following full execution hereof or the Executive Employment Agreement, whichever is later, (the “Period”) the Agency is profitable (i.e., the net revenue (gross revenue less third party payments) generated by the Agency during the Period exceeds the total actual expenses incurred in connection with operating the Agency during the Period), the Base Salary shall increase to Forty-Two Thousand Five Hundred US Dollars ($42,500 USD) per month (resulting in weekly installments of $9,807.69 USD) beginning the week following the end of the Period. Upon full execution of the Executive Employment Agreement, Reiman shall be entitled to a one-time signing bonus of One Hundred Twenty- Five Thousand US Dollars ($125,000 USD) and an additional One Hundred Twenty-Five Thousand US Dollars ($125,000 USD), which shall be paid in equal monthly installments for the first three (3) months of the Term. The payments described in the previous sentence shall not apply towards the Base Salary but shall be subject to a reasonable claw back in the event of a termination For Cause or Without Good Reason within the first year of the Initial Term.

c.	Commission Bonuses/Net Receipts. Reiman shall be entitled to Twenty-Five Percent (25%) of the Net Receipts, as defined below, generated by Agency during each month (the “Commission Bonus”). The Commission Bonus shall be calculated monthly and paid to Reiman within seven (7) business days of the last business day of the applicable month. “Net Receipts” as used herein, shall mean the gross receipts resulting from any deals closed by the Agency and its employees, including Reiman, after deducting all receipts paid out to clients or any third party entitled to a percentage of such receipts and deducting all actual, out of pocket, bona fide costs and expenses in connection with the Agency, including the salaries for Agency employees, rent for office space for the Agency (if applicable), and reasonable actual out of pocket expenses incurred directly in connection with the Agency.

d.	Clubhouse Shares. Upon full execution of the Executive Employment Agreement, Reiman shall be entitled to Twenty-Five Million (25,000,000) Shares of Clubhouse stock. “Shares,” as used herein, means Rule 144 shares of Clubhouse common stock. Additionally, on the last day of each month of the Term, Reiman shall be entitled to an amount of Shares equal to Seven and One Half Percent (7.5%) of the Net Receipts for the applicable month, divided by the twenty (20) day VWAP of such Shares from the last day of the applicable month. All Shares issued to Reiman pursuant to this Paragraph shall be issued to Reiman within seven (7) business days of the date such Shares vest.

e.	Termination.

i.	By Clubhouse. Clubhouse may terminate the Executive Employment Agreement at any time, with or without Cause, subject to the below terms and conditions:

1.	“Cause,” which will be more specifically defined in the Executive Employment Agreement, would include gross negligence or insubordination, being convicted of or pleading guilty to a felony involving moral turpitude, a material failure to perform the duties and responsibilities set forth in the Executive Employment Agreement, sexual misconduct or other misconduct that is established to damage the reputation or goodwill of the Agency or Clubhouse, disability, or death. In the event of a termination for Cause, Reiman shall be entitled to any accrued but unpaid Base Salary, Commission Bonuses, other benefits, and unreimbursed expenses as of the termination date, but any unvested shares of stock would be forfeited.

2.	In the event of a termination without Cause, Reiman shall be entitled to the same accrued but unpaid amounts as a termination for Cause, but any unvested shares shall automatically vest and be issued within ten (10) days of termination. Additionally, Reiman shall be entitled to the Base Salary to be paid for the remainder of the applicable Initial Term or Renewal Term.

ii.	By Reiman. Reiman may terminate the Executive Employment Agreement and resign at any time, with or without Good Reason, subject to the below terms and conditions:

1.	“Good Reason” means a change in control of Clubhouse that results in a material reduction in Reiman’s compensation and benefits; a reduction in Base Salary or bonuses; a relocation of the executive office of the Agency of more than fifty (50) miles from its current location; or a material breach by Clubhouse of the terms and conditions of the President Agreement, subject to a ten (10) day cure period. If Reiman terminates with Good Reason, Reiman shall be entitled to the same payments as if Clubhouse terminated without Cause.

2.	If Reiman terminates without Good Reason, Reiman shall be entitled to the same payments as if Clubhouse terminated with Cause.

f.	Non-Solicitation. Reiman agrees that for the Term and for a period of one (1) year following the termination thereof, Reiman will not, directly or indirectly, solicit, recruit, attempt to recruit, hire, or attempt to hire any employees of Agency or Clubhouse or any of Clubhouse’s affiliates for any commercial enterprise other than the Agency, Clubhouse, or any Clubhouse affiliates. The foregoing restriction shall not apply in the event Clubhouse becomes insolvent and files for bankruptcy protection, is involuntarily forced into bankruptcy, or otherwise ceases business operations.

3.	RPT Television Project. The Parties acknowledge that Reiman has entered into an agreement with Propagate Content, LLC dated as of May 5, 2022 respecting the entertainment project currently entitled “Royal Personal Training” (the “Project”), which the Parties acknowledge includes a gym and the gym’s brand, and a television series based thereon (the “Series”). The Parties agree that all gross sums payable to Reiman in connection with the Project and/or Series shall be shared on an 80/20 basis (with 80% payable to Reiman and 20% payable to Clubhouse). The Parties further agree that, with respect to any merchandise or products arising out of the Series or arising out of the Project itself, to the extent Reiman controls such rights, Clubhouse shall have the right of first negotiation to finance or co-finance the development of such merchandise or products, on terms and conditions to be negotiated in good faith.

4.	Assignment. Neither Party shall assign or transfer any of its rights or obligations hereunder without the prior written consent of the other Party, except to a successor in ownership of all or substantially all of the assets of the assigning Party if the successor in ownership expressly assumes in writing the terms and conditions of this Agreement. Any such attempted assignment without written consent will be void. This Agreement shall inure to the benefit of and shall be binding upon the valid successors and assigns of the Parties.

5.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law principles.

6.	Arbitration. If any controversy or claim arising out of or relating to this Agreement, or the breach of any provision hereof, cannot be settled through direct discussions, the Parties agree to resolve the controversy or claim by binding arbitration conducted in the City of Los Angeles, California before a sole arbitrator and administered by the International Centre for Dispute Resolution (“ICDR”), the international division of the American Arbitration Association (“AAA”), in accordance with ICDR International Arbitration Rules for Independent Film & Television Alliance (“IFTA”) Arbitrations as such rules may be amended from time to time. If the ICDR or IFTA shall refuse to accept jurisdiction of such dispute, then the arbitration shall be held in accordance with the rules of AAA. The prevailing Party being entitled to reasonable attorneys’ fees and costs.

7.	Counterparts. This Agreement may be executed digitally and in any number of counterparts, each of which shall constitute an original, and all of which, when taken together, shall constitute one instrument.

8.	Severability. The Parties recognize the uncertainty of the law with respect to certain provisions of this Agreement and expressly stipulate that this Agreement will be construed in a manner that renders its provisions valid and enforceable to the maximum extent possible under applicable law. To the extent that any provisions of this Agreement are determined by a court of competent jurisdiction to be invalid or unenforceable, such provisions will be deleted from this Agreement or modified so as to make them enforceable and the validity and enforceability of the remainder of such provisions and of this Agreement will be unaffected.

9.	Notice. Any notice, request, claim or other communication required or necessary to comply with the terms hereunder shall be in writing and be deemed to have been duly given if delivered by hand, regular mail or if sent by certified mail, postage and certification prepaid, or if by facsimile with evidence of transmission (followed by a hard copy), or by email with return receipt, to the Party at the address listed below, or to such other address or addresses as either party may have furnished to the other in writing in accordance herewith.

If to Clubhouse:	Clubhouse Media Group, Inc.
3651 Lindell Road, D517
Las Vegas, NV 89103
Attn: Amir Ben-Yohanan
Email: amir_yoh@yahoo.com

with copies to:	Harris Tulchin & Associates, Ltd.
201 Santa Monica Blvd, Suite 300 Santa Monica, CA 90401
Attn: Harris Tulchin
Email: harris@medialawyer.com

If to Reiman:	Alden Reiman 16222 Bertella Drive
Encino, CA 91436
Email: aldenhreiman@gmail.com

9.	Entire Agreement/More Formal Agreement.

a.	This Agreement contains the entire agreement and understanding between the Parties, superseding and replacing all prior or contemporaneous communications, representations, agreements, and understandings, oral or written, between the Parties with respect to the subject matter hereof, including the Consulting Agreement, the First Amendment, and the Second Amendment, each of which the Parties acknowledge and agree are expressly terminated. This Agreement may not be modified in any manner except by written amendment executed by each Party hereto.

b.	The Parties may nevertheless elect to enter into a more formal agreement embodying these and other customary terms and conditions for deals of this nature, however, unless and until such more formal agreement is negotiated, concluded, and executed, this Agreement shall remain a binding agreement between the Parties.

[SIGNATURE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first written above.

Clubhouse Media Group, Inc.

/s/ Amir Ben Yohanan	8-1-2022
Amir Ben Yohanan	DATE

/s/ Alden Henri Reiman	7/31/2022
Alden Henri Reiman	DATE